Exhibit 99.1

AEO Inc. Reports Third Quarter Growth Across Brands Reflecting Strong Execution on Powering Profitable Growth Plan

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Aerie achieved all-time high third quarter revenue with comps up 5%, following 12% reported comp growth last year
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American Eagle comps increased 3%, following 2% reported comp growth last year
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Operating Income was $106 million. Adjusted Operating Income of $124 million reflected an Adjusted Operating Margin of 9.6%
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Annual outlook updated; Remain on track to deliver mid-teen adjusted operating income growth, in line with long-term targets

December 4, 2024

PITTSBURGH -- (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today announced financial results for the third quarter fiscal 2024 ended November 2, 2024.

“Building on our positive performance in the first half of the year, third quarter results provide another proof point of the effectiveness of our Powering Profitable Growth Plan. Led by a strong back-to-school season, we achieved comparable sales growth across brands and channels, and delivered adjusted operating income at the high end of our guidance range,” commented Jay Schottenstein, AEO’s Executive Chairman of the Board and Chief Executive Officer.

“We have entered the holiday season well positioned, with our leading brands offering high-quality merchandise, great gifts and an outstanding shopping experience across channels. Key selling periods have seen a positive customer response, yet we remain cognizant of potential choppiness during non-peak periods. The teams are focused on delivering the quarter and with our strong year-to-date performance, we remain confident in achieving our long-term strategic objectives,” he concluded.

Third Quarter 2024 Results:

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Third quarter 2024 results are presented for the 13 weeks ended November 2, 2024 compared to the 13 weeks ended October 28, 2023. Comparable sales metrics are presented for the 13 weeks ended November 2, 2024 compared to the 13 weeks ended November 4, 2023.
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Total comparable sales increased 3%, following 5% reported comp growth last year.
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Total net revenue of $1.3 billion declined 1%. This included approximately $45 million of adverse impact from the retail calendar shift.
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Aerie comparable sales increased 5% on a 12% increase last year. American Eagle comparable sales grew 3% following 2% growth last year.
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Gross profit of $527 million decreased 3%. Gross margin of 40.9% compared to 41.8% last year, reflecting increased markdowns and expense deleverage related to the retail calendar shift.
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Selling, general and administrative expense of $351 million decreased 3% and leveraged 50 basis points. The improvement was due to lower compensation, including incentive costs, as well as lower professional fees and services and maintenance costs, partially offset by higher advertising.
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Operating income was $106 million, reflecting an operating margin of 8.2%. This included an approximately $20 million adverse impact from the retail calendar shift. Adjusted operating income of $124 million excluded $18 million of impairment and restructuring costs. The adjusted operating margin of 9.6% was flat to last year.
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Diluted earnings per share was $0.41. Adjusted diluted earnings per share was $0.48. Average diluted shares outstanding were 196 million.

Inventory

Total ending inventory increased 5% to $804 million. Inventory is healthy and well positioned for the holiday season.

Shareholder Returns

In the third quarter, the company returned approximately $24 million in cash to shareholders through the quarterly cash dividend of $0.125 per share bringing year-to-date cash dividends to $73 million.

Additionally, during the first half of the year, the company repurchased 6 million shares for $131 million. The company continues to have 24 million shares remaining for repurchase under the current authorization.

Capital Expenditures

Capital expenditures totaled $61 million in the third quarter and $158 million year-to-date. For fiscal 2024, management expects capital expenditures in the range of $225 to $245 million.

Restructuring and Impairment Charges

In the third quarter, the company recorded an $18 million impairment and restructuring charge, of which $6 million was non-cash. As part of its ongoing profit improvement initiatives, the company took additional actions to streamline its corporate cost structure. The company also changed its Hong Kong retail operation from company-owned to a licensed model.

Outlook

Fourth quarter comparable sales are expected to be up approximately 1%, with total revenue down 4% including a roughly $85 million impact from the combination of the retail calendar shift and one less selling week, as previously discussed. Operating income is expected to be in the range of $125 to $130 million. This incorporates currency pressure from the recent strengthening in the U.S. dollar, in addition to a $20 million drag from the retail calendar shift. SG&A is expected to leverage reflecting the company’s continued focus on driving efficiencies across key focus areas.

For the year, this implies comparable sales growth of approximately 3%, with total revenue up 1%, including the impact of one less selling week. Adjusted operating income is expected to be in the range of $428 to $433 million compared to adjusted operating income of $375 million in 2023, representing growth in the mid-teens.

FY24 Quarterly Impact of Retail Calendar

	1Q	2Q	3Q	4Q	FY24
Revenue Impact	+$15M	+$55M	-$45M	-$85M	-$60M

Webcast and Supplemental Financial Information

Management will host a conference call and real time webcast today at 4:30pm Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.aeo-inc.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer with a portfolio of beloved apparel brands including American Eagle, Aerie, OFFL/NE by Aerie, Todd Snyder and Unsubscribed. Rooted in optimism, inclusivity and authenticity, AEO’s brands empower every customer to celebrate their unique personal style by offering casual, comfortable, timeless outfitting and high-quality products that are made to last.

AEO Inc. operates stores in the United States, Canada and Mexico, with merchandise available in more than 30 countries through a global network of license partners. Additionally, the company operates a robust e-commerce business across its brands. For more information, visit aeo-inc.com.

Non-GAAP Measures

This press release includes operating income and net income and net income per diluted share presented on an adjusted or non-GAAP basis, which are non-GAAP financial measures. These financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. We believe that this non-GAAP information is useful as an additional means for investors to evaluate our operating performance when reviewed in conjunction with our GAAP Consolidated Financial Statements and provides a higher degree of transparency. These amounts are not determined in accordance with GAAP and, therefore, should not be used exclusively in evaluating our business and operations. The tables included in this release reconcile the GAAP financial measures to the non-GAAP financial measures discussed above for the 13 weeks and 39 weeks ended November 2, 2024, Fiscal 2024 and Fiscal 2023.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent management’s expectations or beliefs concerning future events, including, without limitation, fourth fiscal quarter and annual fiscal 2024 results. Words such as “outlook,” "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," “may,” “potential,” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. All forward-looking statements made by the company are inherently uncertain because they are based on assumptions and expectations concerning future events and are subject to change based on many important factors, some of which may be beyond the company’s control. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended February 3, 2024 and in any other filings that we may make with the Securities and Exchange Commission, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately;

seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and global economic, public health, social, political and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

The use of the “company,” “AEO,” “we,” "us," and “our” in this release refers to American Eagle Outfitters, Inc.

CONTACT:

Line Media

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands)
	November 2, 2024	October 28, 2023
Assets
Current assets:
Cash and cash equivalents	$160,195	$240,940
Merchandise inventory	804,256	769,315
Accounts receivable, net	214,114	239,374
Prepaid expenses	118,773	81,423
Other current assets	38,810	22,366
Total current assets	1,336,148	1,353,418
Operating lease right-of-use assets	1,237,741	995,023
Property and equipment, at cost, net of accumulated depreciation	745,988	742,793
Goodwill, net	225,196	264,825
Non-current deferred income taxes	88,092	20,791
Intangible assets, net	43,371	88,201
Other assets	59,596	55,735
Total assets	$3,736,132	$3,520,786
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$283,471	$300,031
Current portion of operating lease liabilities	293,006	294,898
Accrued compensation and payroll taxes	90,289	96,484
Unredeemed gift cards and gift certificates	50,161	47,676
Accrued income and other taxes	38,468	19,255
Other current liabilities and accrued expenses	95,620	72,887
Total current liabilities	851,015	831,231
Non-current liabilities:
Non-current operating lease liabilities	1,098,197	927,019
Other non-current liabilities	40,322	24,247
Total non-current liabilities	1,138,519	951,266
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock	—	—
Common stock	2,496	2,496
Contributed capital	359,348	343,695
Accumulated other comprehensive loss	(49,872)	(32,865)
Retained earnings	2,376,077	2,234,761
Treasury stock	(941,451)	(809,798)
Total stockholders’ equity	1,746,598	1,738,289
Total liabilities and stockholders’ equity	$3,736,132	$3,520,786

Current Ratio	1.57	1.63

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; Dollars and shares in thousands, except per share amounts)
	GAAP Basis
	13 Weeks Ended
	November 2, 2024		October 28, 2023
	(In thousands)	(Percentage of revenue)	(In thousands)	(Percentage of revenue)
Total net revenue	$1,289,094	100.0%	$1,301,055	100.0%
Cost of sales, including certain buying, occupancy and warehouse expenses	762,470	59.1	757,258	58.2
Gross profit	526,624	40.9	543,797	41.8
Selling, general and administrative expenses	351,380	27.3	361,992	27.8
Impairment, restructuring and other charges	17,561	1.4	—	0.0
Depreciation and amortization expense	51,594	4.0	56,444	4.4
Operating income	106,089	8.2	125,361	9.6
Interest (income), net	(1,246)	(0.1)	(2,871)	(0.2)
Other (income), net	(895)	(0.1)	(3,984)	(0.3)
Income before income taxes	$108,230	8.4	$132,216	10.1
Provision for income taxes	28,211	2.2	35,516	2.7
Net income	$80,019	6.2%	$96,700	7.4%

Net income per basic share	$0.42		$0.50
Net income per diluted share	$0.41		$0.49

Weighted average common shares outstanding - basic	191,630		195,343
Weighted average common shares outstanding - diluted	195,782		198,367

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; Dollars and shares in thousands, except per share amounts)
	GAAP Basis
	39 Weeks Ended
	November 2, 2024		October 28, 2023
	(In thousands)	(Percentage of revenue)	(In thousands)	(Percentage of revenue)
Total net revenue	$3,724,019	100.0%	$3,582,859	100.0%
Cost of sales, including certain buying, occupancy and warehouse expenses	2,234,260	60.0	2,172,867	60.6
Gross profit	1,489,759	40.0	1,409,992	39.4
Selling, general and administrative expenses	1,030,186	27.7	1,006,210	28.1
Impairment, restructuring, and other charges	17,561	0.4	21,275	0.6
Depreciation and amortization expense	156,978	4.2	169,026	4.7
Operating income	285,034	7.7	213,481	6.0
Interest (income), net	(5,414)	(0.1)	(1,229)	0.0
Other (income), net	(4,006)	(0.1)	(9,446)	(0.3)
Income before income taxes	$294,454	7.9	$224,156	6.3
Provision for income taxes	69,420	1.9	60,434	1.7
Net income	$225,034	6.0%	$163,722	4.6%

Net income per basic share	$1.16		$0.84
Net income per diluted share	$1.14		$0.83

Weighted average common shares outstanding - basic	193,908		195,467
Weighted average common shares outstanding - diluted	198,201		197,969

AMERICAN EAGLE OUTFITTERS, INC.
NET REVENUE BY SEGMENT
(Unaudited; Dollars in thousands)
	13 Weeks Ended		39 Weeks Ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Net Revenue:
American Eagle	$831,914	$857,378	$2,384,295	$2,295,487
Aerie	410,442	393,042	1,198,741	1,132,537
Other	56,562	111,805	169,002	329,480
Intersegment Elimination	(9,824)	(61,170)	(28,019)	(174,645)
Total Net Revenue	$1,289,094	$1,301,055	$3,724,019	$3,582,859

AMERICAN EAGLE OUTFITTERS, INC.
STORE INFORMATION
(Unaudited)
	13 Weeks Ended	39 Weeks Ended
	November 2, 2024	November 2, 2024
Consolidated stores at beginning of period	1,178	1,182
Consolidated stores opened during the period
AE Brand (1)	8	14
Aerie (incl. OFFL/NE) (2)	7	17
Todd Snyder	2	4
Consolidated stores closed during the period
AE Brand (1)	(6)	(20)
Aerie (incl. OFFL/NE) (2)	(3)	(10)
Unsubscribed	—	(1)
Total consolidated stores at end of period	1,186	1,186

Stores by Brand
AE Brand (1)	845
Aerie (incl. OFFL/NE) (2)	317
Todd Snyder	19
Unsubscribed	5
Total consolidated stores at end of period	1,186

Total gross square footage at end of period (in '000)	7,282	7,282

International license locations at end of period (3)	310	310

(1) AE Brand includes AE stand alone locations, AE/Aerie side-by side locations, AE/OFFL/NE side-by-side locations, and AE/Aerie/OFFL/NE side-by-side locations.
(2) Aerie (incl. OFFL/NE) includes Aerie stand alone locations, OFFL/NE stand alone locations, and Aerie/OFFL/NE side-by-side locations.
(3) International license locations (retail stores and concessions) are not included in the consolidated store data or the total gross square footage calculation.

GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
	13 Weeks Ended
	November 2, 2024
	Operating Income	Provision for Income Taxes	Net Income	Earnings per Diluted Share
GAAP Basis	$106,089	$28,211	$80,019	$0.41
% of Revenue	8.2%		6.2%

Add: Impairment, restructuring and other charges (1)	$17,561		$12,983	$0.07

Tax effect of the above (2)		$4,578

Non-GAAP Basis	$123,650	$32,789	$93,002	$0.48
% of Revenue	9.6%		7.3%

The following footnotes relate to the impairment, restructuring, and other charges recorded in the 13 weeks ended November 2, 2024:

(1) The Company recorded restructuring costs of $10.7 million related to employee severance, as well as impairment and restructuring costs of $6.8 million related to the pending sale of its Hong Kong retail operations to a third party buyer.

(2) The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
	39 Weeks Ended
	November 2, 2024
	Operating Income	Provision for Income Taxes	Net Income	Earnings per Diluted Share
GAAP Basis	$285,034	$69,420	$225,034	$1.14
% of Revenue	7.7%		6.0%

Add: Impairment, restructuring and other charges (1)	$17,561		$12,983	$0.06

Tax effect of the above (2)		$4,578

Non-GAAP Basis	$302,595	$73,998	$238,017	$1.20
% of Revenue	8.1%		6.4%

The following footnotes relate to the impairment, restructuring, and other charges recorded in the 39 weeks ended November 2, 2024:

(1) The Company recorded restructuring costs of $10.7 million related to employee severance, as well as impairment and restructuring costs of $6.8 million related to the pending sale of its Hong Kong retail operations to a third party buyer.

(2) The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

GAAP to Non-GAAP Reconciliation
Fiscal 2024 Guidance
(Dollars in millions)
	Operating
	Income
	Low End	High End
GAAP Basis	$410	$415
Add: Impairment, Restructuring and Other Charges(1)	$18	$18
Non-GAAP Basis	$428	$433

(1) During the 13 weeks ended November 2, 2024, the Company recorded restructuring costs of $10.7 million related to employee severance, as well as impairment and restructuring costs of $6.8 million related to the pending sale of its Hong Kong retail operations to a third party buyer.

GAAP to Non-GAAP Reconciliation
53 Weeks Ended February 3, 2024
(Dollars in thousands)
Operating
Income
GAAP Basis	$222,717
% of Revenue	4.2%

Add: Impairment, Restructuring and Other Charges	$152,645

Non-GAAP Basis	$375,362
% of Revenue	7.1%

The Fiscal 2023 adjustments relate to certain inventory provisions, asset impairments, restructuring and other charges recognized in relation to Quiet Platforms, as well as the company’s international and corporate operations. Please refer to Note 16. “Impairment, Restructuring and Other Charges,” to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2024 for further information on the nature of these amounts.